Exhibit 2.1
STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 4, 2010, by and among S1 Corporation, a Delaware corporation (“Buyer”), PM Systems Corporation, a South Carolina corporation (“PMSC”), James A. Krakeel and Robert M. Broadwell, Jr. (each, a “Stockholder” and, together, the “Stockholders”).
W I T N E S S E T H:
WHEREAS, Buyer desires to acquire PMSC;
WHEREAS, the Stockholders own all of the issued and outstanding capital stock of PMSC;
WHEREAS, the Stockholders desire to sell and Buyer desires to purchase all of the issued and outstanding shares of capital stock of PMSC upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
SALE AND PURCHASE OF STOCK
1.1 The Stock Purchase.
On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, each Stockholder agrees to sell, assign, transfer and deliver to Buyer at Closing (as defined below), free and clear of all Liens, and Buyer agrees to purchase from the applicable Stockholder or Stockholders, such amount of shares of PMSC common stock, no par value per share (the “Common Stock”), as is set forth on Appendix A hereto, which shares constitute all of the outstanding shares of capital stock of PMSC (the “Shares”), at the purchase price specified in Section 1.2 (the “Stock Purchase”). At the Closing, the certificates representing the Shares (the “Certificates”) will be duly endorsed in blank, or accompanied by stock powers duly endorsed in blank, by the Stockholder or Stockholders in whose name such Certificates are registered.
1.2 Purchase Price.
On the Closing Date, Buyer agrees to purchase the Shares at a price of $300.00 per Share, for a total purchase price of Thirty Million Dollars ($30,000,000) in cash (the “Purchase Price”), to be paid to the Stockholders as set forth in Section 1.3 below.
1.3 Cash Consideration at Closing.
Buyer shall pay or cause to be paid at Closing:
(a) to the Stockholders, an aggregate amount equal to the Purchase Price minus the Escrow Amount, payable by wire transfer to such account or accounts as each such Stockholder may designate the amount to be paid for such Stockholder’s Shares purchased hereunder in United States dollars and in immediately available funds as set forth on Appendix A hereto; and

(b) to an escrow agent mutually agreeable to Buyer and the Stockholders, which shall be a bank with trust powers that is insured by the Federal Deposit Insurance Corporation (the “Escrow Agent”), an amount equal to Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Escrow Amount”), to be held pursuant to the terms and conditions of this Agreement and the Escrow Agreement, substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”), to be entered into among Buyer, the Stockholders and the Escrow Agent.
ARTICLE II
CLOSING
Subject to the terms and conditions of this Agreement, the closing of the Stock Purchase (the “Closing”) and the transfer of the Shares to Buyer shall take place at the offices of Hogan & Hartson LLP, 555 Thirteenth Street, N.W., Washington, D.C. 20004, on the date hereof (the “Closing Date”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PMSC AND THE STOCKHOLDERS
PMSC and the Stockholders, jointly and severally, hereby make the following representations and warranties to Buyer as set forth in this Article III, subject to the exceptions disclosed in writing in the PMSC Disclosure Schedule as of the date hereof, each of which is being relied upon by Buyer as a material inducement to enter into and perform this Agreement. All of the disclosure schedules referenced below and thereby required of PMSC and the Stockholders pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections of this Agreement and delivered pursuant to Section 6.6, are referred to herein as the “PMSC Disclosure Schedule.”
3.1 Corporate Organization.
(a) PMSC is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina. PMSC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the failure to be so licensed or qualified would have a Material Adverse Effect on PMSC. The copies of the articles of incorporation and bylaws of PMSC which are attached at Section 3.1(a) of the PMSC Disclosure Schedule are true, correct and complete copies of such documents as in effect as of the date of this Agreement.
(b) Except as set forth at Section 3.1(b) of the PMSC Disclosure Schedule, there is not now (and has never been) any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, which is (or was) either directly or indirectly owned by PMSC.

3.2 Capitalization.
As of the date hereof, the authorized capital stock of PMSC consists of 500,000 shares of Common Stock, no par value per share. As of the date hereof, there are (i) 100,000 shares of Common Stock issued and outstanding, (ii) no shares of Common Stock held in PMSC’s treasury, and (iii) no shares of Common Stock reserved for issuance upon exercise of outstanding warrants, stock options or otherwise. All of the issued and outstanding shares of Common Stock (including without limitation the Shares) have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Shares being purchased by Buyer hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein will be duly authorized and validly issued, fully paid and nonassessable. Except as disclosed at Section 3.2 of the PMSC Disclosure Schedule, PMSC does not have and is not bound by any outstanding subscriptions, rights of refusal, options, warrants or other similar rights, stock option plans, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, contracts, arrangements, commitments, calls or agreements to which PMSC is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of PMSC or obligating PMSC to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, PMSC. Except as disclosed at Section 3.2 of the PMSC Disclosure Schedule, there are no obligations, contingent or otherwise, of PMSC to repurchase, redeem or otherwise acquire any shares of Common Stock or preferred stock or other capital stock or any other securities of PMSC or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. There are no bonds, debentures, notes or other indebtedness of PMSC having the right to vote or consent (or convertible into or exchangeable for securities of PMSC having the right to vote or consent) on any matters which the stockholders of PMSC may vote. The Stockholders listed on Appendix A are the only stockholders of PMSC. Appendix A sets forth the true and correct number of Shares of Common Stock owed by each of the Stockholders and the percentage ownership of total issued and outstanding Common Stock for each Stockholder.
3.3 Authority; No Violation.
(a) PMSC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors and the Stockholders of PMSC. This Agreement has been duly and validly executed and delivered by PMSC and, assuming due authorization, execution and delivery by Buyer of this Agreement, constitutes a valid and binding obligation of PMSC, enforceable against PMSC in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. All corporate and stockholder approvals of PMSC which are necessary to consummate the transactions contemplated hereby have been obtained.
(b) Except as set forth at Section 3.3(b) of the PMSC Disclosure Schedule, none of the execution and delivery of this Agreement by PMSC, the consummation by PMSC of the transactions contemplated hereby, or compliance by PMSC with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of PMSC, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws applicable to PMSC or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of PMSC under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which PMSC is a party, or by which PMSC or any of its properties or assets may be bound or affected.

3.4 Consents and Approvals.
(a) Except for such filings, authorizations or approvals as may be set forth in Section 3.4(a) of the PMSC Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”), or with any third party are necessary in connection with (1) the execution and delivery by PMSC of this Agreement, and (2) the consummation by PMSC of the Stock Purchase and the other transactions contemplated hereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have (x) a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (y) a Material Adverse Effect on PMSC.
(b) Except as set forth in Section 3.4(b) of the PMSC Disclosure Schedule, PMSC has no knowledge of any reason why approval or effectiveness of any of the applications, notices, consents, approvals or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.
3.5 Financial Statements; Books and Records.
(a) Attached at Section 3.5 of the PMSC Disclosure Schedule are true, correct and complete copies of the audited financial statements of PMSC as of and for the fiscal years ended December 31, 2009 and 2008 and the unaudited financial statements of PMSC as of and for the fiscal year ended December 31, 2007 (collectively, and including the related notes where applicable, the “Financial Statements”).
(b) The Financial Statements fairly present the results of the consolidated operations and consolidated financial condition of PMSC for the respective fiscal periods or as of the respective dates therein set forth; each of such statements has been prepared in accordance with OCBOA tax basis accounting, except in each case as indicated in such statements, in the notes thereto or as set forth at Section 3.5 of the PMSC Disclosure Schedules. The Financial Statements have been derived from the books and records of PMSC. Section 3.5 of the PMSC Disclosure Schedule sets forth (i) the accounting policies of PMSC as applied to the Financial Statements, and (ii) the differences between the Financial Statements under OCBOA tax basis accounting and under accounting principles generally accepted in the United States of America.
(c) As of the date of this Agreement, PMSC has no liabilities (whether accrued, absolute, contingent or otherwise) arising out of transactions or events entered into prior to the Closing Date, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the Closing Date, except (i) liabilities reflected in the Financial Statements, (ii) liabilities incurred in the ordinary course of business subsequent to December 31, 2009, that individually or in the aggregate are not material to the financial condition or operating results of PMSC, (iii) obligations not required under OCBOA tax basis accounting to be reflected in the Financial Statements or (iv) liabilities or obligations as otherwise set forth at Section 3.5(c) of the PMSC Disclosure Schedule.
(d) All books, records and accounts of PMSC are accurate and complete, in all material respects, and are maintained in accordance with good business practice and all applicable Laws. The corporate minute books and stock record books of PMSC previously delivered to Buyer are true, correct and complete and accurately reflect all material corporate actions taken by PMSC; provided, however, that PMSC has elected to be a statutory close corporation under Section 33-18-103(b) of the South Carolina Business Corporations Act and has since its inception been owned by a small number of stockholders who have been actively engaged in the business, and as a result PMSC has adhered to only a minimum of formalities for corporate meetings and records as permitted by Section 33-18-250 of the South Carolina Business Corporation Act. The stock certificate books and stock transfer ledgers of PMSC previously delivered to Buyer are true, correct and complete. All stock transfer taxes, if any, levied or payable with respect to all transfers of shares of PMSC prior to the Closing Date have been paid and appropriate transfer tax stamps affixed.

3.6 Accounts Receivable.
All accounts and notes receivable of PMSC represent sales actually made in the ordinary course of business or valid claims as to which performance has been rendered by PMSC. Except as set forth at Section 3.6 of the PMSC Disclosure Schedule, there are no material disputes with respect to any of the accounts receivable reflected on the balance sheet included in the Financial Statements. In accordance with PMSC’s accounting policies and in a manner consistent with past practice of PMSC, and as required by OCBOA, PMSC does not reserve on the Financial Statements against accounts receivable for returns and bad debts, but instead, as required by OCBOA, directly applies a write-off for doubtful accounts and bad debts. All of the accounts and notes receivable of PMSC are collectible in full in the ordinary course of business. Except as set forth at Section 3.6 of the PMSC Disclosure Schedule, no counter claims, defenses or offsetting claims with respect to the accounts or notes receivable of PMSC are pending or, to the knowledge of the Stockholders, threatened. PMSC has not agreed to any deduction, free goods, discount or other deferred price or quantity adjustment with respect to any of its accounts receivables, except as set forth at Section 3.6 to the PMSC Disclosure Schedule. All of the accounts and notes receivable of PMSC relate solely to sales of goods or services to customers of PMSC, none of whom are shareholders or Affiliates of PMSC or the Stockholders.
3.7 Broker’s Fees.
Except as disclosed at Section 3.7 of the PMSC Disclosure Schedule (which fees shall be paid by the Stockholders), none of PMSC nor any of its officers, directors, stockholders or employees has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.
3.8 Absence of Certain Changes or Events.
(a) Except as set forth at Section 3.8(a) of the PMSC Disclosure Schedule, since December 31, 2009, there has not been (i) any event which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect on PMSC, (ii) any sale, assignment or transfer of any of the material assets of PMSC, (iii) any borrowings or indebtedness of borrowed money, (iv) any material loss, damage, destruction or other casualty to any of the material assets of PMSC, (v) any amendment or termination under any PMSC Contract of PMSC, (vi) any capital expenditure or commitments in excess of $25,000 individually or in the aggregate, (vii) any change in method of accounting (including Tax accounting) or any material election (or revocation or modification of a material election), or material agreement or arrangement with respect to Taxes, (viii) any dividends or other distributions made (or agreed to be made) to the Stockholders, or (ix) any action taken that would result in the occurrence of any of the foregoing.
(b) Since December 31, 2009, PMSC has carried on its business in the ordinary and usual course consistent with its past practices.
3.9 Legal Proceedings.
(a) Except as disclosed at Section 3.9(a) of the PMSC Disclosure Schedule, PMSC is not a party to any, and there are no pending or, to the knowledge of PMSC, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations (collectively, “Legal Proceedings”) of any nature against PMSC, the assets of PMSC, the Stockholders, or the assets of the Stockholders.

(b) Except as disclosed at Section 3.9(b) of the PMSC Disclosure Schedule, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon PMSC, the assets of PMSC, the Stockholders, or the assets of the Stockholders.
(c) As of the date hereof, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to cause or provide a bona fide basis for a director or executive officer of PMSC to seek indemnification from PMSC.
(d) No Governmental Entity or other third party has at any time challenged or questioned the legal right of PMSC to design, manufacture, offer or sell any of its products or services in the present manner or style thereof.
3.10 Taxes and Tax Returns.
(a) PMSC has paid all Taxes due and payable by it for or with respect to all periods up to and including the date hereof (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return, and PMSC has no knowledge of any facts or circumstances that could give rise to a reasonable expectation that any Taxing Authority may assess any additional Taxes for any such period.
(b) PMSC has filed on a timely basis (after giving effect to any extensions of time for filing) all Tax Returns that it was required to file. All such Tax Returns were accurate and complete in all respects and were prepared in substantial compliance with all applicable Laws and regulations. PMSC is not the beneficiary of any extension of time within which to file any Tax Return that has not been filed. No written claim that has not been resolved has ever been made by a Taxing Authority in a jurisdiction where PMSC does not file Tax Returns that PMSC is or may be subject to taxation by that jurisdiction and to the knowledge of PMSC, there are no such unwritten claims. PMSC has not given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. There are no liens on any of the assets of PMSC that arose in connection with any failure (or alleged failure) to pay any Tax (excluding liens for Taxes not yet due and payable).
(c) PMSC has withheld and paid, or caused to be withheld and paid, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
(d) There is no dispute or claim concerning any liability for Taxes of PMSC either (i) claimed or raised by any Taxing Authority in writing, or (ii) as to which PMSC has knowledge based upon personal contact with any agent of such Taxing Authority. PMSC has delivered to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by PMSC filed or received since December 31, 2004. Section 3.10(d) of the PMSC Disclosure Schedule sets forth a complete and accurate list of Tax Returns of PMSC filed with respect to their respective taxable periods ended on or after December 31, 2004. None of such PMSC Tax Returns has been audited and none of such PMSC Tax Returns currently is the subject of an audit.
(e) The unpaid Taxes of PMSC (i) did not, as of the date of any Financial Statements of PMSC furnished to Buyer pursuant to Section 3.5, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of any such Financial Statements (rather in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date; provided, however, that as an S corporation under Section 1361 and 1362 of the Code, PMSC is not subject to federal or State of South Carolina income Taxes and does not reserve for such Tax liability in its Financial Statements.

(f) PMSC has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. PMSC has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. PMSC is not a party to any Tax allocation or sharing agreement. PMSC (i) has never been a member of an “affiliated group,” as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return other than a group the common parent of which is PMSC, and (ii) has no liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.
(g) PMSC has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.
(h) PMSC is not and has never been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b).
(i) PMSC (and any predecessor of PMSC) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and in each state and local jurisdiction that follows or recognizes S corporation status under the Code where PMSC is required to file income tax Returns at all times since January 1, 1993 through the Closing Date. PMSC has no qualified subchapter S Subsidiaries within the meaning of Section 1361(b)(3)(B) of the Code. PMSC will not be liable for any federal Tax for built-in gains under Section 1374 of the Code (or any corresponding or similar provision of state or local Law) in connection with the deemed sale of assets caused by the Section 338(h)(10) Election. PMSC has not, in the past 10 years, (i) acquired assets from another corporation in a transaction in which PMSC’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.
(j) For purposes of this Agreement:
“Tax” or “Taxes” means any federal, state, local or foreign tax (including any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, capital gains, gift, inheritance or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.
“Taxing Authority” means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) national, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.
3.11 Employee Benefits.
(a) For purposes of this Section 3.11, “PMSC” shall include any other entity that together with PMSC would be deemed a “single employer” for purposes of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Code Sections 414(b), (c) or (m) (determined without regard to whether such entity conducts business in the United States). Section 3.11(a) of the PMSC Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of § 3(3) of ERISA) (“ERISA Plan”), each employment, change of control, severance, retention, deferred compensation, equity based compensation, bonus, pension, welfare or fringe benefit plan, policy, arrangement or agreement and each other plan, policy, arrangement or agreement providing benefits to the current or former employees, directors or independent contractors of PMSC (including with respect to any net branch operations) that as of the date of this Agreement PMSC maintains, in which PMSC participates, to which PMSC contributes or under which PMSC has any liability, or within the last six years that PMSC has maintained, in which PMSC has participated, to which PMSC has contributed or under which PMSC has had any liability (collectively, the “PMSC Plans”). Each PMSC Plan that is an ERISA Plan is referred to as a “PMSC ERISA Plan.”
(b) PMSC has heretofore delivered to Buyer true, correct and complete copies of each of the PMSC Plans and all related documents, including but not limited to (i) the actuarial report for such PMSC Plan (if applicable) for each of the last five years, (ii) the most recent determination letter from the Internal Revenue Service (“IRS”), if applicable, for each PMSC ERISA Plan, (iii) the current summary plan description and any summaries of material modification for each PMSC ERISA Plan and any corresponding document for each other PMSC Plan which have not been incorporated into the current summary plan description, (iv) all annual reports (including all Forms 5500) for each PMSC ERISA Plan filed for the preceding five plan years and any annual or other periodical financial information concerning any other PMSC Plan filed with any governmental agency, (v) all agreements with fiduciaries and service providers relating to the PMSC Plan, including agreements with Professional Employer Organizations, (vi) all substantive correspondence relating to any such PMSC Plan addressed to or received from any governmental agency or authority, (vii) all personnel, payroll, and employment manuals and policies, and (viii) a written description of any PMSC Plan that is not otherwise in writing.
(c) PMSC has performed all of its obligations under all PMSC Plans in all material respects. No statement, either written or oral, has been made by PMSC with regard to any PMSC Plan that was not in accordance with the PMSC Plan in all material respects. PMSC does not have any liability to the IRS, the U.S. Department of Labor, the U.S. Pension Benefit Guaranty Corporation or to any other governmental or quasi-governmental agency or authority with respect to any PMSC Plan. No PMSC ERISA Plan is subject to Title IV of ERISA and no PMSC Plan is subject to the minimum funding requirements of Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. Neither PMSC nor any entity required to be aggregated with PMSC pursuant to Code Section 414 (an “ERISA Affiliate”) has incurred any liability under Title IV of ERISA. No PMSC ERISA Plan is a “multiemployer plan” as defined in ERISA Section 3(37), and neither PMSC nor any ERISA Affiliate has ever completely or partially withdrawn from a multiemployer plan.

(d) (i) Each of the PMSC Plans has been operated and administered in compliance with its terms and in compliance with applicable Laws in all material respects, including, but not limited, in the case of each PMSC ERISA Plan, to ERISA and the Code; (ii) none of the PMSC ERISA Plans are intended to be “qualified” within the meaning of Section 401 of the Code, provided, however, that PMSC has established and maintains a Savings Incentive Match Plan for employees (a SIMPLE Plan) through American Funds, and such arrangement has, to the knowledge of PMSC, been lawfully documented and maintained; (iii) no PMSC Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of PMSC beyond their retirement or other termination of service, other than (a) coverage mandated by applicable Law, (b) death benefits or retirement benefits under a PMSC Plan that also provides post-retirement income, annuity or pension benefits (including an “employee pension plan” as that term is defined in Section 3(2) of ERISA), (c) deferred compensation benefits under a PMSC Plan under the terms that are set out at Section 3.11(d)(iii)(c) of the PMSC Disclosure Schedule, or (d) benefits the full cost of which is borne by the current or former employee (or his beneficiary); (iv)  all contributions or other amounts payable by PMSC with respect to each PMSC Plan and all other liabilities of each such entity with respect to each PMSC Plan, in respect of current or prior plan years, have been paid in full or, if not paid in full are set out at Section 3.11(d)(iv) of the PMSC Disclosure Schedule; (v)  neither PMSC, nor to the knowledge of PMSC any Person, including any fiduciary, has engaged in a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code or otherwise breached any fiduciary obligations imposed under Title I of ERISA with respect to a PMSC ERISA Plan; (vi)  there are no pending, or to the knowledge of PMSC, threatened or anticipated lawsuits, administrative proceedings, investigations or claims (other than routine claims for benefits) by, on behalf of or against any of the PMSC Plans or any trusts or fiduciaries related thereto; (vii) all PMSC Plans could be terminated as of the Closing without material liability in excess of the amount set out at Section 3.11(d)(vii) of the PMSC Disclosure Schedule; (viii) no PMSC Plan, either individually or collectively, provides for any material payment by PMSC that would not be deductible for U.S. federal income tax purposes pursuant to Sections 162(a)(1), 162(m) or 404 of the Code or that, after giving effect to the transactions contemplated by this Agreement alone or in combination with any other event, would constitute an “excess parachute payment” as defined in Code Section 280G; (ix) no PMSC Plan is either an “employee stock ownership plan” within the meaning of Code Section 4975(e) or otherwise invests in employer securities within the meaning of Code Section 409(l) or a “voluntary employees’ beneficiary association” within the meaning of Code Section 501(c)(9); (x) no PMSC Plan would, as a result of the execution of this Agreement alone or in combination with any other event, result in (A) the payment to any employee, director or independent contractor of PMSC of any money or property, (B) the provision to any employee, director or independent contractor of PMSC of any benefits or other rights or (C) the increase, acceleration or provision of any payments, benefits or other rights to any employee, director or independent contractor of PMSC and none of such payments, if any, would constitute “excess parachute payment” pursuant to Code Section 280G; and (xi) no PMSC Plan is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A.
(e) Schedule 3.11(e) of the PMSC Disclosure Schedule lists the current employees of PMSC, their respective base and total salaries or wages and other compensation, and the dates of employment, positions, place of work, vacation and sick time, whether such employee is actively at work or on leave of absence and whether such employee is employed under written contract. Each individual who renders services to PMSC who is classified by PMSC as having the status of an independent contractor is properly so characterized. Except as set forth at Schedule 3.11(e) of the PMSC Disclosure Schedule, PMSC does not employ any employee who cannot be dismissed immediately, whether currently or immediately after the transactions contemplated by this Agreement, without any advance notice and without further liability to PMSC, subject to applicable Laws relating to employment discrimination. To the knowledge of the Stockholders, except as set forth on Schedule 3.11(e) of the PMSC Disclosure Schedule, no employee of PMSC intends to terminate his or her employment relationship with PMSC.

3.12 Certain Contracts.
(a) Except as set forth at Section 3.12(a) of the PMSC Disclosure Schedule, PMSC is not a party to or bound by any written or oral contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants (other than standard offer letters which provide for no more than at-will employment), (ii) which, upon execution of this Agreement or the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Buyer, any of its Subsidiaries, or PMSC to any director, officer, consultant or employee thereof, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including as to this clause (iv), any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan), (v) containing any covenant limiting the right of PMSC to engage in any line of business or to compete with any Person or granting any exclusive distribution rights, (vi) relating to the disposition or acquisition by PMSC after the date of this Agreement of assets not in the ordinary course of business or pursuant to which PMSC has any ownership interest in any corporation, partnership, joint venture or other business enterprise, (vii) concerning the use of any Intellectual Property, (viii) governing the borrowing of money or the guarantee or the repayment of indebtedness or granting of liens on any property or asset of PMSC, (ix) with any Affiliate, directors, officers, employees or stockholders of PMSC or Affiliates or family members of any Stockholder, (x) providing for the future or ongoing purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise or equipment (including, without limitation, computer hardware or Software or other property or services) in excess of $10,000, (xi) granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any other personal property, (xii) providing for any offset (other than offset rights or arrangements, if any, which might arise in the ordinary and usual course of business consistent with past practices under other PMSC Contracts (as defined herein)), (xiii)  containing a “most favored nation” pricing agreement, special warranties, agreements to take back or exchange goods, consignment arrangements or similar understandings with a customer or supplier; (xiv) involving a material distributor, sales representative, broker or advertising arrangement that by its express terms is not terminable by PMSC at will or by giving notice of 30 days or less, without liability; (xv) involving a joint venture or partnership or involving the sharing of profits, losses, costs or liability by PMSC with any other Person; (xvi) involving management services, consulting services, advisory services, support services or any other similar services; or (xvii) involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise. PMSC has provided Buyer true, correct and complete copies of all written employment, consulting and deferred compensation agreements to which PMSC is a party and true, correct and complete summaries of all oral employment, consulting and deferred compensation arrangements to which PMSC is a party, and all such agreements are listed at Section 3.12(a) of the PMSC Disclosure Schedule. Section 3.12(a) of the PMSC Disclosure Schedule also sets forth under the heading “Material Contracts” a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K) or other contract requiring aggregate payments exceeding $10,000 to which PMSC is a party. Each contract, arrangement or commitment of the type described in this Section 3.12(a), whether or not set forth at Section 3.12(a) of the PMSC Disclosure Schedule, is referred to herein as a “PMSC Contract.” PMSC has not received written notice of, nor has any knowledge of, any violation of any PMSC Contract.
(b) Except as set forth at Section 3.12(b) of the PMSC Disclosure Schedule, (i) each PMSC Contract is valid and binding and in full force and effect as to the obligations of PMSC thereunder, and, to the knowledge of PMSC, is valid and binding and in full force and effect as to the obligations of the third parties thereto, (ii) PMSC has, and to the knowledge of PMSC, each third party has, in all material respects performed all obligations required to be performed by it to date under each PMSC Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of PMSC under any such PMSC Contract or, to the knowledge of PMSC, any third party thereto.

3.13 Agreements with Regulatory Agencies.
PMSC (i) is not subject to any cease-and-desist or other order issued by, (ii) is not a party to any written agreement, consent agreement or memorandum of understanding with, and (iii) has not adopted any board resolutions at the request of (each, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, nor has PMSC been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.
3.14 Environmental Matters.
(a) PMSC is in compliance with and has complied at all times with all Environmental Laws in all material respects.
(b) PMSC does not have any material liability, known or unknown, contingent or absolute, under any Environmental Law, nor is PMSC responsible for any such liability of any other person under any Environmental Law, whether by contract, by operation of law or otherwise. To the knowledge of PMSC, there are no facts, circumstances, or conditions existing, initiated or occurring prior to the Closing Date, which have or will result in liability to PMSC under Environmental Law.
(c) PMSC has furnished to Buyer copies of all environmental assessments, reports, audits and other material documents in its possession or under its control that relate to compliance with Environmental Laws by PMSC or the environmental condition of any real property operated or leased by PMSC or other real property that PMSC formerly owned, operated, or leased. Any information that PMSC has furnished to Buyer concerning the environmental condition of any real property and the operations of PMSC related to compliance with Environmental Laws is accurate and complete; provided, however, that to the extent such information was prepared or provided by a prior owner, professional environmental assessment firm, governmental agency or other third party, PMSC’s representation and warranty as to the accuracy and completeness thereof is qualified and limited to the knowledge of PMSC.
(d) No authorization, notification, recording, filing, consent, waiting period, Remediation or approval is required under any Environmental Law in order to consummate the transactions contemplated hereby.
(e) There is no suit, claim, action, proceeding, investigation or notice pending or, to the knowledge of PMSC, threatened (or past or present actions or events that could from the basis of any such suit, claim, action, proceeding, investigation or notice) alleging that PMSC is or may be liable under Environmental Law
(f) To the knowledge of PMSC, there has been no Release of Hazardous Materials in, on, under, from or affecting any real property operated or leased by PMSC or formerly owned, operated or leased by PMSC, in each case such that PMSC is or could reasonably be expect to be subject to liability under Environmental Law with respect to such Hazardous Materials.
(g) To the knowledge of PMSC, PMSC has not made or participated in any loan to any Person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance with any Environmental Law, or (ii) the Release or the threatened Release into the environment of any Hazardous Material.

3.15 Properties and Assets.
PMSC does not own any real property. Section 3.15 of the PMSC Disclosure Schedule lists (i) each real property lease, sublease or installment purchase arrangement to which PMSC is a party, including the term and payment requirements thereunder; (ii) a description of each contract for the purchase, sale or development of real estate to which PMSC is a party; and (iii) all items of tangible personal property and equipment owned by PMSC with a book value of $5,000 or more or having any annual lease payment of $5,000 or more by PMSC. Except as disclosed at Section 3.15 of the PMSC Disclosure Schedule, PMSC is not a party to any contract for the purchase, sale, or development of real estate. Except for (a) items reflected in the Financial Statements as of December 31, 2009, (b) exceptions to title that do not interfere in any material respect with PMSC’s use and enjoyment of leased real property, (c) contractual and/or statutory landlord liens and lien for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the Financial Statements), and (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since December 31, 2009, PMSC has good and marketable and insurable title to all of its properties and assets reflected in the Financial Statements as of December 31, 2009, free and clear of all liens, claims, charges and other encumbrances. PMSC, as lessee, has the right under valid and subsisting leases or subleases to occupy, use and possess all property leased or subleased by it, and there has not occurred under any such lease or sublease any material breach, violation or default by PMSC, and PMSC has not experienced any material uninsured damage or destruction with respect to such properties since December 31, 2009. All properties and assets used by PMSC are in good operating condition and repair (subject to ordinary wear and tear) and comply in all material respects with all Laws relating thereto now in effect. PMSC enjoys peaceful and undisturbed possession under all leases or subleases for the use of all property under which it is the lessee or sublessee, and all leases or subleases to which PMSC is a party are valid and binding obligations of PMSC, and with respect to the respective third parties thereto, to the knowledge of PMSC are enforceable, in accordance with the terms thereof. PMSC is not in default with respect to any such lease or sublease, and there has occurred no default by PMSC or event which with the lapse of time or the giving of notice, or both, would constitute a default under any such lease or sublease. There are no Laws, conditions of record, or other impediments which interfere in any material respect with the intended use by each of PMSC of any of the property leased, subleased or occupied by it.
3.16 Insurance.
(a) Section 3.16(a) of the PMSC Disclosure Schedule contains a true, correct and complete list of all insurance policies maintained by PMSC and the name of the insurer, the policy number and the type of policy, and all such insurance policies are in full force and effect and have been in full force and effect since the respective dates each such policies were first obtained. As of the date hereof, PMSC has not received any notice of cancellation or amendment of any such policy nor is it in default under any such policy, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by PMSC is sufficient for compliance by PMSC with all requirements of Law and agreements to which PMSC is subject or is a party. True, correct and complete copies of all such policies reflected at Section 3.16(a) of the PMSC Disclosure Schedule, as in effect on the date hereof, have been delivered to Buyer. PMSC does not maintain any insurance bonds.
(b) During the last five years, PMSC has not been refused any insurance with respect to its business or its assets, nor has coverage been limited (other than standard deductibles and policy limits) by any insurance carrier to which PMSC has applied for insurance or with which PMSC has carried insurance. Except as provided at Section 3.16(b) of the PMSC Disclosure Schedule to the knowledge of the Stockholders, no event relating to PMSC has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums under any of the insurance policies set forth at Section 3.16(a) of the PMSC Disclosure Schedule. To the knowledge of the Stockholders, no insurance carrier providing insurance to PMSC is in receivership, conservatorship, liquidation or similar proceedings, and no such proceeding with respect to any such carrier is imminent. Except as set forth at Section 3.16(b) of the PMSC Disclosure Schedule, PMSC does not have any self-insured or co-insurance programs.

3.17 Compliance with Laws.
(a) PMSC has obtained all authorizations, consents, licenses, permits (temporary or otherwise), orders, approvals, waivers, franchises and other rights (“Governmental Permits”) of Governmental Entities (i) pursuant to which it currently operates or holds any interest in any of its properties; (ii) that are required for the operation of its business or the holding of any such interest; and (iii) that are required for any employee, independent contractor or other individual to perform services for or on behalf of it in connection with the operation of its businesses, and all of such Governmental Permits are in full force and effect. There are no circumstances of which PMSC has knowledge which indicate that any such Governmental Permits may be revoked or not renewed or withdrawn or amended, in whole or in part. Section 3.17(a) of the PMSC Disclosure Schedule sets forth a true and complete list of all Governmental Permits held or applied for by PMSC or any employee, independent contractor or other individual performing or to be performing services for or on behalf of PMSC in connection with the operation of PMSC’s business, and indicates in each case the activity licensed, permitted or registered, the jurisdiction issuing the Governmental Permit, and when the Governmental Permit expires or needs to be renewed.
(b) PMSC is in compliance in all material respects with all Governmental Permits. Subject to the requirements for consents referenced in Section 3.4, after giving effect to the Stock Purchase, all Governmental Permits of each of PMSC shall continue to be valid and in full force and effect to the same extent as they presently are, except for any conditions or restrictions imposed on Buyer or PMSC in approvals issued by a Governmental Entity in connection with the Stock Purchase. There is no order issued, investigation or proceeding pending or, to PMSC’s knowledge, threatened, or notice served, with respect to any violation of any applicable Laws or order, writ or decree issued by any Governmental Entity or court applicable to PMSC or any of its directors, officers or employees.
(c) Section 3.17(c) of the PMSC Disclosure Schedule sets forth all audits, complaints, written agreements, compliance or enforcement proceedings, examinations investigations or inquiries convened, and all fines, sanctions and other measures imposed by any Governmental Entity during the last five years concerning or relating to PMSC, or any of its directors, officers or employees, and Buyer has been provided with a copy of all reports or other correspondence in connection therewith. PMSC has provided to Buyer copies of all written reports and materials received by PMSC in connection with any such audits, complaints, written agreements, compliance or enforcement proceedings or investigations.
(d) PMSC has been and is in compliance in all material respects with all applicable Laws, and any orders, writs, decrees, injunctions and other requirements of any court or Governmental Entity applicable to it, its properties and assets and the conduct of its businesses. PMSC has not received any written notice or, to the knowledge of PMSC, any other notice of any material alleged or threatened claim, violation, or liability under any Laws that has not heretofore been cured and for which there is no remaining liability. All tender offers, exchange offers or any other sale of securities by PMSC (if any) and subsequent transfers or sales thereof (if any) have been made in compliance with all federal and state securities laws.

3.18 Intellectual Property.
Except, in each case, as set forth in Section 3.18 of the PMSC Disclosure Schedule:
(a) (i) Subject to the last sentence of this Section 3.18(a)(i), PMSC owns all right, title and interest in and to all patents, trademarks, trade names, domain names, service marks, copyrights, know-how, trade secrets, algorithms, moral rights, proprietary processes, Software (as defined below), and tangible or intangible proprietary information or material that are used in the business of PMSC (“Intellectual Property”), except for all Third Party Intellectual Property Rights (as defined herein), which PMSC validly licenses, free and clear of liens, orders and arbitration awards. All copyrights subsisting in Software currently used in the business of PMSC are “original works of authorship” that constitute “works made for hire” within the meaning of Title 17 USC Section 101 et seq. “Software” means any and all (i) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations in digital form, including any and all data and collections of data in digital form, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing, including, without limitation, those product lines listed in Section 3.18(a) of the PMSC Disclosure Schedule (which schedule includes all of the product lines of PMSC), which are used in the business of PMSC. With respect to any third party Software utilized by PMSC, PMSC is licensed or otherwise possesses valid and, to the knowledge of PMSC, enforceable rights sufficient to conduct the business of PMSC to use all intellectual property subsisting therein.
(ii) PMSC has taken commercially reasonable steps to protect the Intellectual Property. There is no litigation pending or, to the knowledge of PMSC, threatened or any written claim from any person challenging PMSC’s ownership, use, validity or enforceability of any Intellectual Property, nor, to the knowledge of PMSC, is there any basis for the assertion of any such claim or challenge.
(b) (i) Section 3.18(b)(i) of the PMSC Disclosure Schedule lists all patents, patent applications, registered and unregistered trademarks, trade names and service marks, and registered copyrights owned by PMSC included in the Intellectual Property, including the jurisdictions in which each such item of Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.
(ii) Section 3.18(b)(ii) of the PMSC Disclosure Schedule lists all software licenses and value added reseller agreements, and licenses, sublicenses and other agreements as to which PMSC is a party and pursuant to which PMSC is authorized to use any third party patents, trademarks or copyrights (including Software) which are incorporated in or form a part of any PMSC product (collectively, the “Third Party Intellectual Property Rights”).
(c) (i)
(A) To the knowledge of PMSC, except as set forth at Section 3.18(c)(i)(A) of the PMSC Disclosure Schedule, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of PMSC, any trade secret material to PMSC, or any Third Party Intellectual Property Right to the extent licensed by or through PMSC, by any employee of PMSC or any third party.
(B) Except as set forth in Section 3.18(c)(i)(B) of the PMSC Disclosure Schedule, there are no royalties, fees or other payments payable by PMSC to any person by reason of the ownership, use, sale or disposition of Intellectual Property.
(ii) To the knowledge of PMSC, there has been no prior use of PMSC’s registered trademarks by any third party which would confer upon said third party superior rights in such trademarks.

(d) PMSC is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, and the execution and delivery of this Agreement or the performance of the obligations under this Agreement by PMSC will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of PMSC’s rights to own any of its Intellectual Property or its respective rights under any material license agreements, nor require the consent of any Governmental Entity or third party in respect of any such Intellectual Property or Third Party Intellectual Property Rights. The Intellectual Property constitutes all of the Intellectual Property used in the conduct of PMSC’s business as currently conducted. Immediately upon Closing, PMSC shall continue to own all of the Intellectual Property and hold valid licenses to the Third Party Intellectual Property Rights, in each case from free liens and on the same terms and conditions as in effect prior to the Closing, subject to any consent, approval, waiver, authorization or notification requirement pursuant to Sections 3.3(b) and 3.4.
(e) The conduct of PMSC’s business or products does not infringe in any material respect any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. PMSC has not advised any third party that such third party may be infringing any Intellectual Property or breaching any license or agreement involving Intellectual Property and has not brought or threatened any claim against such third party for such conduct.
(f) The Software owned or purported to be owned by PMSC and currently used in the business of PMSC was developed by employees of PMSC within the scope of their employment. Except as set forth at Section 3.18(f) of the PMSC Disclosure Schedule, any Software (including any derivative works thereof) previously developed by independent contractors or consultants who were engaged by PMSC to develop such Software for the benefit of PMSC is no longer in use by PMSC.
(g) All employees and independent contractors and consultants of PMSC have executed and delivered to PMSC agreements regarding non-disclosure and similar protection of proprietary information of PMSC. All employees of PMSC who participated in the creation or contributed to the conception or development of Intellectual Property relating to the business of PMSC were employees of, or consultants or independent contractors to, PMSC at the time of rendering such services and such services are within the scope of their employment or engagement. No current or former director, officer, stockholder, employee, consultant, independent contractor, agent, vendor, core processor (including, without limitation, those parties set forth at Section 3.18(g) of the PMSC Disclosure Schedule) or other representative of PMSC owns or claims, or has any right to claim, any rights in (nor has any made application for) any of the Intellectual Property. No core processor set forth at Section 3.18(g) of the PMSC Disclosure Schedule has terminated its relationship with PMSC, nor has PMSC received notice or otherwise has knowledge that any such core processor intends to do so.
(h) Except as set forth at Section 3.18(h) of the PMSC Disclosure Schedule, PMSC has obtained or entered into written agreements with its employees and with third parties, in transactions deemed appropriate, in connection with the disclosure to or use or appropriation by, employees and third parties, of trade secret or proprietary information owned by PMSC and not otherwise protected by a patent, a patent application, copyright, trademark, or other registration or legal scheme (“PMSC Confidential Information”), and does not know of any situation involving such employee or third party use, disclosure or appropriation of PMSC Confidential Information where the lack of such a written agreement is likely to result in any Material Adverse Effect. PMSC has made available to Buyer a copy of each such agreement. Except as set forth in Section 3.18(h) of the PMSC Disclosure Schedule, PMSC has not furnished the Source Code of any of its Software products to any third party, deposited any such Source Code in escrow or otherwise provided access to such Source Code to any third party.

(i) No funding from any Governmental Entity or facilities of a university, college, other educational institution or non-profit organization was used in the development of the Intellectual Property, and to the knowledge of the Stockholders, no Governmental Entity, university, college, other educational institution or non-profit organization has a claim or right to claim any right in the Intellectual Property. No employee or, to the knowledge of the Stockholders, no independent contractor of PMSC who was involved and contributed to the creation and development of the Intellectual Property performed services for a Governmental Entity, university, college, other educational institution or non-profit organization with respect to development of the same or similar intellectual property during a time period when such employee or independent contractor also was involved in or contributed to the creation or development of the Intellectual Property.
(j) Section 3.18(j) of the PMSC Disclosure Schedule sets forth the owner, title and brief description, the location(s) where the Source Code for the Software is stored and location(s) where the Object Code for the Software or date for the Software is stored or executed by PMSC. The Source Code for Software currently used in the business of PMSC is stored in secure storage accessible only by controlled access procedures, including access limited to only those employees and independent contractors of PMSC who need access to improve upon, update, modify, backup, transport, escrow, support, document, record, credit or fix bugs in the Software. There are no material problems or defects in the Software that prevent PMSC from operating substantially as described in its related documentation or specifications, or as otherwise warranted to any third party. Section 3.18(j) of the PMSC Disclosure Schedule sets forth any and all known material problems or defects in the Software.
(k) Section 3.18(k) of the PMSC Disclosure Schedule lists all Information Systems used by PMSC which are operated by another Person. Except for those Information Systems set forth at Section 3.18(k) of the PMSC Disclosure Schedule, all Information Systems used by PMSC are owned, controlled and operated by PMSC and are not wholly or partly dependent upon any Information System of any other Person (except for the Internet). All Information Systems used by PMSC are sufficient for the conduct of its business as currently conducted. PMSC uses commercially reasonable means to protect the security and integrity of all Information Systems used by PMSC.
3.19 Related Party Transactions.
Except as set forth at Section 3.19 of the PMSC Disclosure Schedule, none of PMSC, the Stockholders or any of their respective Affiliates and, in the case of the Stockholders, family member, nor any current or former director, officer or employee of PMSC: (a) has or during the last five fiscal years had had any direct or indirect interest (i) in, or is or during the last five fiscal years was, a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of PMSC or (ii) in any material property, asset or right that is owned or used by PMSC in the conduct of its business or (b) is, or during the last five fiscal years has been, a party to any agreement, contract, arrangement, understanding or transaction with PMSC. Except as set forth at Section 3.19 of the PMSC Disclosure Schedule, there is no outstanding indebtedness to PMSC or any current or former director, officer, employee or consultant of PMSC or any Stockholder of any of their respective Affiliates.
3.20 Investment Company.
PMSC is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.21 Customers and Suppliers.
(a) Section 3.21(a) of the PMSC Disclosure Schedule sets forth (i) the top 35 customers of PMSC (based on the dollar amount of sales to such customers) for the year ended December 31, 2009 and the top 20 customers of PMSC (based on dollar amount of sales to such customers) for the year ended December 31, 2008 (the “Material Customers”) and (ii) all former Internet banking and bill payment customers of PMSC since December 31, 2007. Subject to the receipt of the consents referenced in Section 3.4, except as set forth at Section 3.21(a) of the PMSC Disclosure Schedule, (i) all Material Customers continue to be customers of PMSC and none of such Material Customers has reduced materially its business with PMSC from the levels achieved during the year ended December 31, 2009, and, to the knowledge of PMSC, no such reduction will occur; (ii) no Material Customer has terminated its relationship with PMSC, nor has PMSC received notice or otherwise has knowledge that any Material Customer or any of its other customers intends to do so; (iii) PMSC is not currently involved in any claim, dispute or controversy with any Material Customer and (iv) PMSC is not currently involved in any claim, dispute or controversy with any of its other customers.
(b) Section 3.21(b) of the PMSC Disclosure Schedule sets forth the top 10 suppliers of PMSC (based on the dollar amount of purchases from such suppliers) for each of the years ended December 31, 2009 and December 31, 2008 (the “Material Suppliers”). Subject to the receipt of the consents referenced in Section 3.4, except as set forth at Section 3.21(a) of the PMSC Disclosure Schedule, (i) all Material Suppliers continue to be suppliers of PMSC and none of such Material Suppliers has reduced materially its business with PMSC from the levels achieved during the year ended December 31, 2009, and to the knowledge of PMSC, no such reduction will occur; (ii) no Material Supplier has terminated its relationship with PMSC, nor has PMSC received notice or otherwise has knowledge that any Material Supplier intends to do so; (iii) PMSC is not involved in any claim, dispute or controversy with any Material Supplier; and (iv) PMSC is not involved in any claim, dispute or controversy with any of its other suppliers. Except as set forth at Section 3.21(b) of the PMSC Disclosure Schedule, no supplier to PMSC represents a sole source of supply for goods and services used in the conduct of PMSC’s business.
3.22 Necessary Property.
Except as set forth at Section 3.22 of the PMSC Disclosure Schedule, PMSC is the only operation through which PMSC’s business is conducted, and the assets and properties, tangible and intangible, and rights currently owned, leased or licensed by or to PMSC constitute all of the assets and properties necessary for the continued conduct of PMSC’s business after the Closing Date.
3.23 Corrupt Practices.
(a) PMSC has not been, and to PMSC’s knowledge, none of the employees of PMSC have been, convicted of any criminal offense or found guilty of any civil offense in either case involving fraud, misrepresentation, dishonesty, breach of fiduciary duty, substantive violation of banking or corporate Tax laws, embezzlement or other fraudulent conversion or misappropriation of property.
(b) PMSC has not made any contribution or expenditure, whether in the form of money, products, services or facilities, in connection with any election for political office or to any public official except to the extent permitted by applicable Law. PMSC has not knowingly offered or provided any unlawful remuneration, entertainment or gifts to any Person, including any official of a Governmental Entity.
(c) To PMSC’s knowledge, PMSC is and has been in compliance with all requirements applicable to it regarding anti-money laundering and anti-terrorist rules and regulations.

3.24 Labor and Employment Matters.
(a) There are no labor or collective bargaining agreements or contracts to which PMSC is a party, (b) there is no labor organization or union that is certified or recognized as the collective bargaining representative for any employees of PMSC, (c) no unfair labor practice charges or representation petitions have been filed with the National Labor Relations Board against, or with respect to, employees of PMSC, and PMSC has not received any notice or communication reflecting an intention or a threat to file any such complaint or petition, (d) there are not, and in the preceding five years have not been, any strikes or concerted refusals to work or any threats thereof by any employee of PMSC, and (e) no claim has been asserted with respect to PMSC asserting a violation of present law or regulation relating to employee relations.
3.25 Antitakeover Provisions Inapplicable.
The Board of Directors of PMSC has taken all action required to be taken in order to exempt the Stock Purchase, this Agreement and the transactions contemplated hereby from, and the Stock Purchase, this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “supermajority,” “affiliate transactions,” “business combination” or other State of South Carolina antitakeover laws and regulations.
3.26 Reserved.
3.27 No Registration Rights.
No person has the right to require PMSC to register any securities for sale under the Securities Act of 1933, as amended (the “Securities Act”), by reason of the filing of a registration statement with the Securities and Exchange Commission or the issuance and sale of the Shares to be sold by PMSC hereunder.
3.28 Internal Accounting Controls.
PMSC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with OCBOA tax basis accounting and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.
3.29 Bank Accounts.
Section 3.29 of the PMSC Disclosure Schedule sets forth a true and complete list of (a) the name and address of each bank with which PMSC has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of PMSC.
3.30 Inventories.
Except as set forth at Section 3.30 of the PMSC Disclosure Schedule, PMSC does not maintain inventory in the ordinary and usual course of business.

3.31 Products and Service Liability and Warranty.
(a) Except as set forth at Section 3.31 of the PMSC Disclosure Schedule, each product manufactured, designed, sold, assembled, or leased and each service delivered or performed by PMSC has been in conformity with all applicable contractual commitments and all express and implied warranties in all material respects and PMSC has no liability (and to the knowledge of the Stockholders, there is no threatened Legal Proceeding against PMSC) for replacement or repair of any such products or services or other damages or other costs in connection therewith, in excess of the reserve, if any, for product and service warranty claims set forth in the Financial Statements, except as described at Section 3.31 of the PMSC Disclosure Schedule. Except as set forth at Section 3.31 of the PMSC Disclosure Schedule, no product manufactured, sold or leased and no service delivered or performed by PMSC is subject to any guaranty, warranty or other indemnity beyond PMSC’s applicable standard terms and conditions of sale, lease or service. The terms and conditions of applicable guaranty, warranty and indemnity provisions respecting PMSC’s products and services are set forth in the PMSC Contracts.
(b) Except as set forth at Section 3.31 of the PMSC Disclosure Schedule, PMSC has no liability and to the knowledge of the Stockholders, there is no threatened Legal Proceeding against PMSC giving rise to any liability, arising out of any injury to Person or property as a result of the ownership, possession or use of a product designed, manufactured, assembled, repaired, sold, leased, delivered, installed or otherwise distributed, or services rendered, by PMSC.
3.32 Disclosure.
To the knowledge of the Stockholders, neither this Agreement (including the exhibits and schedules hereto) nor any other agreement, document, certificate or written statement furnished to Buyer by or on behalf of PMSC in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading; provided, however, that the Stockholders make no representation or warranty of or respecting any projections, forecasts, or other forward-looking financial data or statements. All projections, forecasts, and other forward-looking data or information are based upon estimates and are subject to various material assumptions, risks, and uncertainties over which PMSC will have little or no control.
3.33 Disclaimer of Other Representations and Warranties.
EXCEPT AS EXPRESSLY SET FORTH IN ARTICLES III AND IV, PMSC AND THE STOCKHOLDERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SHARES OR PMSC, OR ANY OF PMSC’S ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
Each of the Stockholders severally hereby makes the following representations and warranties to Buyer as set forth in this Article IV, subject to the exceptions disclosed in writing in the Stockholders Disclosure Schedule as of the date hereof, each of which is being relied upon by Buyer as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of the Stockholders referenced below or otherwise required of the Stockholders pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections of this Agreement and delivered pursuant to Section 6.6, are also referred to herein as the “Stockholders Disclosure Schedule.”

4.1 Authorization of Transaction.
(a) This Agreement has been duly and validly executed and delivered by such Stockholder and (assuming due authorization, execution and delivery by Buyer and each other Stockholder of this Agreement) will constitute a valid and legally binding obligation of such Stockholder, enforceable in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Such Stockholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement.
(b) Such Stockholder acknowledges that he has been provided with, or been granted access to, all information necessary to make his decision to execute this Agreement and to consummate the transactions contemplated hereby. Such Stockholder acknowledges that his signature on this Agreement shall be deemed his written consent, in his capacity as a stockholder of PMSC, to the execution of the Agreement by a representative of PMSC on behalf of PMSC, and to the consummation of all of the transactions contemplated by this Agreement. Such Stockholder hereby waives any right of first refusal, preemptive right, option or other right which he may have to acquire any shares of Common Stock to be sold by any other Stockholder pursuant to this Agreement.
4.2 Noncontravention.
Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity or court to which such Stockholder is subject or (ii) conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, note, bond, mortgage, deed of trust, or other arrangement to which such Stockholder is a party or by which he is bound or to which any of his assets is subject.
4.3 Brokers.
Except as set forth at Section 4.3 of the Stockholders Disclosure Schedule, such Stockholder has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement nor has such Stockholder created any such liability or obligation which, upon consummation and as a result of the Stock Purchase, will become an obligation of PMSC or Buyer or any of their respective Subsidiaries.
4.4 Valid Title.
Such Stockholder holds of record and owns beneficially the Shares set forth opposite such Stockholder’s name on Appendix A hereto. Such Stockholder has, and on the Closing Date such Stockholder will have, good, valid and marketable title, free and clear of all liens, rights of refusal, preemptive rights, options and other restrictions, to the Shares owned by such Stockholder, with full right and lawful authority to sell and transfer such Shares to Buyer pursuant to this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby makes the following representations and warranties to PMSC and the Stockholders as set forth in this Article V, subject to the exceptions disclosed in writing in the Buyer Disclosure Schedule as of the date hereof, each of which is being relied upon by PMSC and the Stockholders as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of Buyer referenced below or otherwise required of Buyer pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections of this Agreement and delivered pursuant to Section 6.6, are referred to herein as the “Buyer Disclosure Schedule.”
5.1 Organization and Standing.
Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the failure to be so licensed or qualified would have Material Adverse Effect on Buyer as a result of the nature of the business conducted by Buyer or the character or location of the properties and assets owned or leased by Buyer. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Buyer, copies of which have previously been made available to PMSC, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.
5.2 Authority; No Violation.
(a) Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer. No other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by PMSC and the Stockholders) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors’ rights and remedies generally. All corporate and stockholder approvals, if any, of Buyer which are necessary to consummate the transactions contemplated hereby have been obtained.
(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions hereof, will (i) violate any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of Buyer, or (ii) assuming that the consents and approvals referred to in Section 5.3 are duly obtained, (x) violate any Laws applicable to Buyer or any of its respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party, or by which Buyer or any of its properties or assets may be bound or affected, except, in each case, where such violation, conflict, breach, loss, default, termination, cancellation or acceleration would not have a Material Adverse Effect on Buyer and its subsidiaries taken as a whole.

5.3 Consents and Approvals.
(a) Except for (i)  such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and (ii) such other consents and approvals as may be set forth at Section 5.3 of Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Buyer of this Agreement, and (2) the consummation by Buyer of the Stock Purchase and the other transactions contemplated hereby, except for such consents, approvals or filings the failure of which to obtain will not have (x) a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (y) a Material Adverse Effect on Buyer.
(b) Buyer has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 5.3(a) cannot be obtained or granted on a timely basis.
5.4 Financing.
Buyer has, and at the Closing Buyer will have, sufficient funds in United States Dollars available to purchase the Shares.
5.5 Broker’s Fees.
Buyer has not employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.
5.6 Investment Representation.
The Shares to be acquired by Buyer pursuant to this Agreement will be acquired for Buyer’s own account for investment purposes only and without any present intention to resell, transfer or otherwise dispose of the Shares. Buyer understands that the Shares are not registered under the Securities Act of 1933, as amended (the “Act”), or any applicable state securities laws and that under such laws and applicable regulations such securities may not be resold without registration under the Act, except in certain limited circumstances for which an exemption is available. Buyer is an “Accredited Investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Act; and through its officer, directors and professional advisors has such knowledge and experience in financial, business and investment matters that Buyer is capable of evaluating the risks and merits of acquiring the Shares and investing in PMSC. Buyer was not contacted by PMSC or its representatives for the purpose of investing in any securities of PMSC offered hereby through any advertisement, article, notice or any other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees were invited by any general advertising. The Shares were not offered or sold to Buyer by any form of general solicitation or general advertising. Buyer further represents that it has received access to the books and records of PMSC and has had an opportunity to ask questions and receive answers from PMSC and the Stockholders regarding the terms and conditions of the Stock Purchase. The foregoing, however, does not limit or modify the representations and warranties of PMSC and the Stockholders contained in Articles III and IV of this Agreement or the right of Buyer to rely thereon.

ARTICLE VI
ADDITIONAL AGREEMENTS
6.1 Consents and Approvals.
(a) The parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Stock Purchase). PMSC and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to PMSC or Buyer, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement and will promptly notify each other of any communication with any Governmental Entity and provide the other with an opportunity to participate in any meetings with a Governmental Entity relating thereto. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to the consummation of the transactions contemplated herein.
(b) Buyer and PMSC shall promptly advise the other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.
6.2 Reserved.
6.3 Indemnification.
(a) Following the Closing, subject to the limitations set forth herein, the Stockholders agree, jointly and severally, to indemnify, defend and hold harmless Buyer and its directors, officers, agents and employees (each, a “Buyer Indemnified Party”), from and against any and all Damages, subject to the limitations set forth herein, to the extent such Damages arise out of, result from or relate to:
(i) a misrepresentation or breach of any representation or warranty made by PMSC contained in Article III of this Agreement;
(ii) a breach of any covenant, agreement or undertaking made by PMSC in this Agreement or in any other instrument or agreement delivered by or on behalf of PMSC pursuant to this Agreement;
(iii) any claim by any Person or entity regarding any right, title, claim, equity interest in or to any shares of PMSC capital stock;
(iv) the allocation of the Purchase Price among the stockholders of PMSC; or

(v) all Taxes (or the non-payment thereof) of PMSC for all Pre-Closing Tax Periods; all Taxes of any member of an affiliated, consolidated, combined or unitary group which PMSC (or any predecessors of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treas. Reg. § 1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation; and any and all Taxes of any Person (other than PMSC) imposed on PMSC as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes related to an event or transaction occurring before the Closing.
(b) Except to the extent otherwise specified in Section 6.3(a), each Stockholder severally and not jointly agrees to indemnify, defend and hold harmless Buyer Indemnified Party, from and against any and all Damages to the extent such Damages arise out of, result from or relate to:
(i) a misrepresentation or breach of any representation or warranty made by such Stockholder contained in Articles III or IV of this Agreement; or
(ii) a breach of any covenant, agreement or undertaking made by such Stockholder in this Agreement or any certificate or other instrument or agreement delivered by such Stockholder pursuant to this Agreement.
(c) Following the Closing, subject to the limitations set forth herein, Buyer agrees to indemnify, defend and hold harmless the Stockholders and their respective agents (each, a “Stockholder Indemnified Party”), from and against any and all Damages, subject to the limitations set forth herein, to the extent such Damages arise out of, result from or relate to:
(i) a misrepresentation or breach of any representation or warranty made by Buyer contained in Article V of this Agreement;
(ii) a breach of any covenant, agreement or undertaking made by Buyer in this Agreement or in any other instrument or agreement delivered by or on behalf of Buyer pursuant to this Agreement; or
(iii) all Taxes (or the non-payment thereof) of PMSC for all taxable periods beginning on or after the Closing Date and the portion after the Closing Date of any Taxable Period that includes (but does not end on) the Closing Date; all Taxes of any member of an affiliated, consolidated, combined or unitary group which PMSC (or any predecessors of the foregoing) is or was a member on or after the Closing Date, including pursuant to Treas. Reg. § 1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation; and any and all Taxes of any Person (other than PMSC) imposed on PMSC as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes related to an event or transaction occurring on or after the Closing Date.
(d) Set forth at Section 6.3(d) of the PMSC Disclosure Schedule is a list of certain Internet banking customers of PMSC as of the Closing Date (the “Closing Date Customers”). If at any time and from time to time during the 18 month period following the Closing Date (the “Revenue Indemnity Period”), any Closing Date Customer shall terminate (or give written or oral notice of its intent to terminate) its relationship with PMSC for any reason, except for a termination (or written or oral notice of intent to terminate) resulting directly from a Change in Control transaction between Closing Date Customers, then, with respect to each such Closing Date Customer, the Stockholders shall promptly indemnify, pay and reimburse Buyer the following amounts:
(x) the Total Revenue of such Closing Date Customer; multiplied by
(y) 2.89;

provided, however, that the Stockholders shall not be required to pay any amounts hereunder unless and until the aggregate amount of Total Revenue for all such Closing Date Customers that terminate (or give written or oral notice of its intent to terminate) its relationship with PMSC during the Revenue Indemnity Period exceeds $275,000, in which case, (i) if Robert M. Broadwell, Jr. has been terminated by Buyer or its Affiliates without Cause during the Revenue Indemnity Period, then the Stockholders shall be liable for all amounts in excess of $275,000, as such amount is calculated pursuant to this Section 6.3(d), but in no event shall such liability exceed $4,500,000, or (ii) if Robert M. Broadwell, Jr. has not been terminated by Buyer or its Affiliates without Cause during the Revenue Indemnity Period, the Stockholders shall be liable for all amounts in excess of $275,000, as such amount is calculated pursuant to this Section 6.3(d), but in no event shall such liability exceed the Purchase Price. For purposes of this Section 6.3(d), “Total Revenue” of a Closing Date Customer shall mean the aggregate revenue set forth opposite such Closing Date Customer’s name on Section 6.3(d) of the PMSC Disclosure Schedule.
If, after the date hereof, and at any time and from time to time during the Revenue Indemnity Period, a Closing Date Customer enters into a contract with PMSC (such contract to be in a form substantially similar to the “form of” PMSC contract at Section 6.3(d) of the PMSC Disclosure Schedules) for goods and/or services at least substantially similar to the goods and/or services PMSC is contracted to provided to such Closing Date Customer as of the Closing Date (including pricing thereof), then this Section 6.3(d) shall no longer apply to such Closing Date Customer. Additionally, during the Revenue Indemnity Period, (a) the prices being charged to each Closing Date Customer as of the Closing Date cannot be (i) increased without the prior written consent of the General Manager, or (ii) decreased without the prior written consent of the Division President, and (b) except for goods and/or services provided to a Closing Date Customer as of the date hereof, PMSC shall be prohibited from providing any goods and/or services to a Closing Date Customer at a price lower than PMSC’s then approved price list without the prior written consent of the Division President.
(e) Each Stockholder, jointly and severally, agrees to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Damages to the extent such Damages arise out of, result from or relate to PMSC’s ownership or operation of the real property which is the subject of the Deed (as defined herein) prior to the Closing Date. For purposes of this Section 6.3(e), Buyer shall assign, to the extent permitted, to the Stockholders, and shall cooperate in making all filings and requests required to make available to the Stockholders, any and all rights under any liability insurance policy of PMSC in force at any time prior to the Closing Date which might be reasonably expected to apply to or cover any Damages for which indemnity is asserted under this Section 6.3(e). The indemnity obligations of the Stockholders under this Section 6.3(e) shall be reduced to the extent proceeds of any such policy are paid to or on behalf of PMSC, or if such indemnity obligations of the Stockholders have previously been paid by or on behalf of the Stockholders, PMSC shall pay over to the Stockholders any such insurance proceeds received by PMSC.

6.4 Survival.
Notwithstanding any investigation made by or on behalf of Buyer, prior to or after the Closing Date, the representations and warranties made by PMSC and the Stockholders contained in Article III and IV of this Agreement, and all indemnification obligations of the Stockholders with respect thereto, shall survive until the earlier of (i) 18 months after the Closing Date or (ii) the occurrence of a Change in Control of Buyer, except for: (x) representations or warranties contained in Sections 4.1 (Authorization of Transaction), 4.2 (Noncontravention) and 4.4 (Valid Title) or made by the Stockholders with intent to defraud or mislead and all claims for indemnification under Sections 6.3(a)(iii)-(v) and 6.3(e), which shall have no time limitation with respect to such suits or claims or any suit instituted with respect thereto, other than any applicable statute of limitations, and (y) representations or warranties contained in Sections 3.2 (Capitalization), 3.3(a) (Authority), 3.10 (Taxes and Tax Returns), 3.11 (Employee Benefits), 3.14 (Environmental), 3.18 (Intellectual Property) and 3.23 (Corrupt Practices), which shall survive until the expiration of the applicable statute of limitations (each, a “Survival Date”) and thereafter the Stockholders shall not have any further liability to Buyer with respect to such representations and warranties or indemnity, except in respect of claims for indemnity for which an Indemnity Notice has been duly given under Section 6.5(a) and which remain pending as of such date; provided, however, that the 18-month Survival Date shall apply to any claim arising under Section 3.5(c) to the extent the same claim would specifically arise under another representation and warranty in Article III or Article IV to which the 18-month Survival Date otherwise specifically applies. All covenants and other agreements shall survive the Closing and remain in full force and effect, unless it is clear from the context that they would expire earlier in accordance with their terms.
6.5 General Indemnification Procedures; Limitations.
(a) Any claim for indemnification must be made by a written notice to the party against whom indemnification is sought promptly after receipt by such indemnified party of notice of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Agreement (an “Indemnity Notice”). The Indemnity Notice shall specify in reasonable detail the particulars of the claim for indemnity and the basis upon which indemnity is claimed, including a good faith estimate of the amount thereof; provided, however, that the failure by the indemnified party to give such Indemnity Notice shall not relieve the indemnifying party of its obligations to provide indemnification hereunder except to the extent (and only to the extent) that the indemnifying party shall have been materially adversely prejudiced by such failure.
In the event of an indemnification event, the indemnifying party shall within thirty (30) days after the receipt by the indemnifying party of the Indemnity Notice, either (i) pay to the indemnified party an amount equal to the indemnifiable claim or (ii) object to such claim, in which case the indemnifying party shall give written notice to the indemnified party of such objection together with the reasons therefor, it being understood that the failure of the indemnifying party to so object shall preclude the indemnifying party from asserting any claim, defense or counterclaim relating to the indemnifying party’s failure to pay any indemnifiable claim. The indemnifying party’s objection shall not, in and of itself, relieve the indemnifying party from its obligations under Sections 6.3, 6.4 and 6.5.
In the event of an indemnification event which is a third-party claim, subject to rights of or duties to any insurer or other third person having liability therefor, the indemnifying parties shall have the right within thirty (30) days after receipt of the Indemnity Notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including at its own expense, employment of counsel; provided however, that if the indemnifying parties shall have exercised their right to assume such control, the indemnified party: (i) may, in its sole discretion and expense, employ counsel to represent it (in addition to counsel employed by the indemnifying parties) in any such matter, and in such event counsel selected by the indemnifying parties shall be required to cooperate with such counsel of the indemnified party in such defense, compromise or settlement for the purpose of informing and sharing information with such indemnified party; and (ii) shall, at its own expense, make available to the indemnifying parties those employees of the indemnified parties and their affiliates whose assistance, testimony or presence is reasonably deemed by the indemnifying parties necessary or beneficial to assist them in evaluating and defending any such action, suit, proceeding, claim, liability, demand or assessment; provided further however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the indemnified party. Each of the parties agrees not to settle or compromise any third party suit, claim or proceeding with respect to which any of the Parties has an obligation to indemnify without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

No party hereto may exercise any set-off, reduction or other similar rights with respect to any payments to be made hereunder until final determination of such claim.
(b) Except as provided in Sections 6.8(b), 6.10(b), 6.12(b) and 8.9 of this Agreement, the indemnification provisions contained in Section 6.3 (which are subject to the requirements and limitations of Sections 6.4 and 6.5) shall constitute the sole and exclusive remedy for the matters set forth in this Agreement. This Section 6.5(b) is not intended and will not be construed as limiting in any fashion the right of a party to assert and pursue any claims based on fraud. Notwithstanding the foregoing, nothing herein shall prevent Buyer from bringing a non-monetary equitable action (excluding rescission) to enforce a covenant or obligation, including enforcement of Section 6.8 hereto.
(c) Anything contained in this Agreement to the contrary notwithstanding:
(i) Basket. No claims for Damages shall be asserted against the Stockholders, and the Stockholders shall not be liable for any claim for indemnification by Buyer or any other Buyer Indemnified Party unless and until the aggregate amount of Damages that would otherwise be payable exceeds $300,000, in which case the Stockholders shall be liable for all such Damages (the “Basket”). Notwithstanding the foregoing, the Basket shall not apply to Damages arising from claims based on fraud, or arising out of breaches of the representations and warranties set forth in Sections 3.2 (Capitalization), 3.3(a) (Authorization), 3.10 (Taxes and Tax Returns), 3.14 (Environmental), 3.23 (Corrupt Practices), 4.1 (Authorization of Transaction), 4.2 (Noncontravention), 4.4 (Valid Title), Sections 6.3(a)(v), 6.3(d) or 6.3(e).
(ii) Cap. The aggregate liability for all claims of indemnification asserted against the Stockholders hereunder shall not exceed the following limits:
(I) No Limit. There shall be no limit on the Stockholders’ liability for claims based on fraud, arising out of breaches of the representations and warranties set forth in Section 3.14 (Environmental) or made pursuant to Section 6.3(e).
(II) Purchase Price. The Stockholders’ liability for claims based on breaches of the representations and warranties contained in Sections 3.2 (Capitalization), 3.3(a) (Authority), 3.5(c) (Financial Statements, Books and Records), 3.10 (Taxes and Tax Returns), 3.18 (Intellectual Property), 4.1 (Authorization of Transaction), 4.2 (Noncontravention) and 4.4 (Valid Title), or made pursuant to Sections 6.3(a)(iii)-(v) or 6.3(d), shall not, in the aggregate, exceed the Purchase Price.
(III) 50% of Purchase Price. The Stockholders’ liability for all claims of indemnification made pursuant to Sections 6.3(a) and (b) other than those specifically addressed in subsections (I) and (II) above shall not, in the aggregate, exceed $15,000,000; provided, however, that this $15,000,000 cap shall apply to any claim arising under Section 3.5(c) to the extent the same claim would specifically arise under another representation and warranty in Article III or Article IV to which this $15,000,000 cap otherwise specifically applies.

(d) Any indemnification obligations of Stockholders to Buyer or any other Buyer Indemnified Party shall be recoverable exclusively from the following sources in the following order of priority, subject to and limited by the other limitations of Sections 6.4 and 6.5: first, by claim against Escrow Amount (plus any interest thereon) pursuant and subject to the requirements of the Escrow Agreement; and second, to the extent that the Escrow Amount is exhausted, by claim against Stockholders up to, but not exceeding, the limitations in Section 6.5(c) less the amounts recovered from the Escrow Amount. Recovery against the Escrow Amount shall be subject to the requirements of the Escrow Agreement.
(e) The parties agree to cooperate fully with each other in connection with the investigation, mitigation, defense, negotiation and settlement of any legal proceeding, claim or demand to which an indemnification claim applies, and in any event, all parties shall retain the right to participate in the defense of any such legal proceeding, claim or demand as set forth in Section 6.5(a).
(f) Anything contained in this Agreement to the contrary notwithstanding, the indemnification rights set forth in Section 6.3, all of which are subject to the terms, limitations and restrictions of Sections 6.4 and 6.5 shall be the exclusive remedy of Buyer or any other Buyer Indemnified Party after the Closing Date for monetary damages sustained as a result of a breach of a representation, warranty, covenant or agreement by PMSC or the Stockholders under this Agreement.
6.6 Disclosure Schedules.
Buyer shall deliver to PMSC, and PMSC and the Stockholders shall deliver to Buyer, concurrently with the execution of this Agreement, a complete copy of their respective Disclosure Schedules. Disclosure of a matter in one section of the Disclosure Schedule which is cross referenced in other sections of the Disclosure Schedules shall be deemed disclosure under the sections of the Disclosure Schedules in which the cross reference is made.
6.7 Further Assurance.
The parties hereby agree that if further action is necessary or desirable to carry out the purposes of this Agreement at any time following the Closing, each party will take such further action (including the execution and delivery of such further documents and instruments) as the other party or parties may reasonably request, all at the cost and expense of the requesting party or parties.
6.8 Non-Competition; Nonsolicitation.
(a) In partial consideration of the payment of the Purchase Price set forth in Section 1.2, each Stockholder agrees that for a period of four years after the Closing Date:
(1) such Stockholder will not (i) directly or indirectly solicit or encourage any Client to terminate, reduce, or alter in a manner adverse to Buyer any existing business arrangements with Buyer, (ii) divert or otherwise take away from Buyer the business or patronage of any Client, or (iii) induce, solicit or encourage any officer, employee or consultant of Buyer to terminate or refrain from continuing his/her employment or association with Buyer; provided, however, that this Section 6.8(a)(1)(iii) shall not apply to Linda Broadwell’s termination of employment or association with Buyer.
(2) such Stockholder will not, anywhere in the United States, whether as an owner, stockholder, member, lender, co-venturer, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of such Stockholder’s services, alone or in association with any other person, firm, corporation, or business organization, work for, become employed by, engage in, carry on, provide services to, or assist in any manner (whether or not for compensation or gain) a Competitive Business Activity.

For purposes of this section, a “Client” means any person or entity (i) with whom such Stockholder has had business relations through his employment with Buyer or PMSC, or who was a client of Buyer or PMSC or any of their respective Subsidiaries during any period in which such Stockholder worked for Buyer or PMSC, (ii) whose relationship with Stockholder, Buyer, or PMSC related to Internet banking, bill payment or network security products, services or technologies, and (iii) whose business relationship with Stockholder, Buyer, or PMSC existed (x) on the date of termination of such Stockholder’s employment with Buyer or PMSC or within one year prior to such date, or (y) prior to the Closing. “Competitive Business Activity” means any business or other endeavor that is part of the PMSC business as of the date hereof, including, without limitation, the development or providing of Internet banking, bill payment or network security products, services or technologies.
(b) Each Stockholder acknowledges that any breach or threatened breach by any of them of any provision of this Section 6.8 will cause continuing and irreparable injury to Buyer, for which monetary damages would not be an adequate remedy. Accordingly, Buyer shall be entitled to seek temporary, preliminary or permanent injunctive relief from a court of competent jurisdiction, or other equitable relief, including specific performance, with respect to any such breach or threatened breach. In connection therewith, no Stockholder shall in any action to so enforce any provision of this Section 6.8 assert the claim or defense that an adequate remedy at law exists or that injunctive relief is not appropriate under the circumstances. The rights and remedies of Buyer set forth in this Section 6.8 are in addition to any other rights or remedies to which Buyer may be entitled, whether existing under this Agreement, at law or in equity, all of which shall be cumulative.
(c) It is the desire and intent of the parties that the provisions of this Section 6.8 shall be enforceable to the fullest extent permissible under applicable Law and public policy. Accordingly, if any provision of this Section 6.8 shall be determined to be invalid, unenforceable or illegal for any reason, then the validity and enforceability of all the remaining provisions of this Section 6.8 shall not be affected thereby. If any particular provision of this Section 6.8 shall be adjudicated to be invalid or unenforceable, then such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided, however, that if any provision contained in this Section 6.8 shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, then such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable Laws and public policy of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.
(d) Each Stockholder acknowledges that such Stockholder has carefully read and considered the provisions of this Section 6.8. The Stockholders believe that they have received and will receive sufficient consideration and other benefits to justify the restrictions in this Section 6.8. The Stockholders acknowledge and understand that these restrictions are reasonably necessary to protect Buyer’s interests.
(e) Robert M. Broadwell, Jr. acknowledges that, as of the Closing Date, he will be party to an Employment Agreement with Buyer that includes separate non-competition and non-solicitation provisions with a different term from that set forth in this Agreement. Mr. Broadwell further acknowledges that he is subject to the non-competition and non-solicitation obligations in both the Employment Agreement and this Agreement until the expiration of the term of such obligations in the Employment Agreement or the term of such obligations in this Agreement, whichever is later.

6.9 Tax Matters.
(a) Buyer will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns with respect to PMSC that are filed after the Closing. To the extent such Tax Returns are with respect to Taxes for Tax periods ending on or prior to the Closing Date or Tax periods beginning before and ending after the Closing Date (a “Straddle Period”), such returns shall be presented to the Stockholders for their review and consent (which consent shall not be unreasonably withheld or delayed) no less than ten (10) days prior to the due date for filing such return.
(b) In the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts of PMSC for the portion of such period through the end of the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which PMSC holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of PMSC that relates to the portion of such Straddle Period through the end of the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
(c) Buyer, PMSC and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit, litigation, settlement or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding. Buyer and the Stockholders further agree, upon request of the other party, to use their reasonable efforts to obtain any certificate or document from any Taxing Authority or person as may be reasonably necessary to mitigate, reduce, defer or eliminate any Tax that could otherwise be imposed (including with respect to the transactions contemplated herein) with respect to any Pre-Closing Tax Period, and to properly report the transactions contemplated by this Agreement to any Taxing Authority.
(d) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Stock Purchase (other than Extra Taxes as set forth in Section 6.10(b)) shall be split evenly between the Stockholders on the one hand and Buyer on the other hand. Buyer shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Stockholders will join in the execution of any such Tax Returns and other documentation.
(e) Any Tax sharing agreement to which any Stockholder and PMSC are parties shall be terminated as of the Closing and neither party shall have any liability to the other thereunder. Subject to the limitations of Sections 6.4 and 6.5, as applicable, each Stockholder shall indemnify and hold harmless PMSC and Buyer against any loss, cost or liability arising from the inclusion of PMSC in any consolidated tax return of such Stockholder or any consolidated group of which such Stockholder is or was a member.
(f) Any refund of Taxes paid by or on behalf of PMSC, or on account of any Taxable income or gain attributable to PMSC’s operations or activities, for any Pre-Closing Tax Period shall be the property and for the account of the Stockholders, and to the extent received by PMSC or Buyer shall be promptly paid over to the Stockholders.

6.10 Section 338(h)(10) Election.
(a) At Buyer’s option, the Stockholders and Buyer shall join in making an election under section 338(h)(10) of the Code (and any corresponding elections under state, local and foreign Tax law) (collectively, the “Section 338(h)(10) Election”) with respect to the purchase and sale of the Common Stock of PMSC hereunder. Buyer shall prepare an IRS Form 8023 (or successor form) and such other forms as are necessary for effectuating the Section 338(h)(10) Election. Buyer shall submit such IRS Form 8023 to the Stockholders for their review and consent as soon as reasonably practicable following the Closing, such consent not to be unreasonably withheld, and Buyer shall give due consideration to, and shall consult with the Stockholders and their respective Tax advisers about, any objections, or recommendations for changes, to such IRS Form 8023 made by or on behalf of the Stockholders. Buyer and the Stockholders shall take all such other actions as are necessary to make effective the Section 338(h)(10) Election, including the timely execution, delivery and filing of all Tax Returns (including IRS Form 8023) in respect thereof, provided, however, that Buyer shall not file such IRS Form 8023 unless and until the parties have agreed upon or otherwise resolved all allocations for IRS Form 8023 pursuant to Section 6.10(c). Each Stockholder will include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on such Stockholder’s Tax Returns to the extent permitted or required by applicable Tax laws.
(b) As a condition precedent to the Section 338(h)(10) Election, Buyer shall indemnify the Stockholders for any additional Tax incurred by the Stockholders as a result of the Section 338(h)(10) Election (“Extra Taxes”), which Extra Taxes shall be computed as the amount of additional consideration necessary to cause the Sellers’ after-Tax net proceeds from the sale of the Common Stock with the Section 338(h)(10) Election to be equal to the after-Tax net proceeds that the Sellers would have received if the Section 338(h)(10) Election had not been made, taking into account all of the appropriate state, federal and local Tax implications. At least ten (10) days prior to filing the IRS Form 8023, Buyer shall deliver to the Stockholders an estimated calculation of the Extra Taxes, and Buyer shall give due consideration to, and shall consult with the Stockholders and their respective Tax advisers about, any objections, or recommendations for changes, to such calculations; any dispute as to the amount of Extra Taxes for which the Stockholders shall be so entitled shall be resolved in accordance with the dispute resolution procedures in Section 6.10(c) hereof. Buyer shall not be liable for any Tax under Section 1374 of the Code in connection with the Section 338(h)(10) Election. Buyer and the Stockholders agree that any payments made under this Section 6.10(b)) will be treated, for Tax purposes, as a positive adjustment to the Purchase Price.
(c) As soon as reasonably practicable following the Closing and simultaneously with delivery of the IRS Form 8023 pursuant to Section 6.10(a), Buyer shall deliver to the Stockholders a completed IRS Form 8883, allocating adjusted grossed-up basis (as defined in Treasury Regulation Section 1.338-5) among the assets of PMSC, which allocation shall be in accordance with Sections 338 and 1060 of the Code (and any comparable provisions of state, local or foreign Tax law, as appropriate. The Stockholders shall have the right to review the Form 8883 delivered pursuant to this subsection. If within thirty (30) calendar days after receipt of such Form 8883 the Stockholders notify Buyer in writing that they disagree with the allocation of one or more items contained on such Form 8883, Buyer and the Stockholders shall negotiate in good faith to resolve such dispute. If Buyer and the Stockholders fail to resolve such dispute within thirty (30) calendar days, the dispute shall be resolved by an independent accounting firm mutually acceptable to Buyer and the Stockholders. The decision of such independent accounting firm as to any dispute items shall be binding on Buyer and the Stockholders. If the Stockholders do not respond within thirty

(30) days of receipt of the Form 8883 from Buyer, or upon resolution of any dispute items, the allocation reflected on the Form 8883 shall be binding on Buyer and the Stockholders. Buyer and the Stockholders shall file their respective Tax Returns (including IRS Forms 8023 and 8883 and any comparable forms for state, local and foreign Tax purposes), which Tax Returns shall be consistent with such allocation. Each of Buyer and the Stockholders agree to make available promptly, or cause to be made available to, the other with any additional information and reasonable assistance required to complete such forms, or to compute Taxes arising in connection with (or otherwise affected by) the transactions contemplated by this Agreement. Buyer and the Stockholders shall not take any position before any Taxing Authority that is inconsistent with the effectiveness of the Section 338(h)(10) Election and with said Form 8883. Buyer and the Stockholders will each promptly inform the other of any challenge by any Taxing Authority to any allocation made pursuant to this Section 6.10(c) and agree to consult with and keep the others informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge. Buyer and the Stockholders shall in good faith exercise commercially reasonable efforts to support such reported allocation in any audit proceedings initiated by any Taxing Authority.
6.11 Employees.
Following the Closing, Buyer shall extend offers of continued employment to all employees of PMSC listed at Schedule 6.11 of the PMSC Disclosure Schedule, at salary and benefit levels comparable in aggregate to such salary and benefits each employee received from PMSC prior to the Closing.
6.12 Guarantees.
(a) The Buyer and the Stockholders shall work together to cause the Stockholders to be released from the personal guarantees of the Stockholders set forth at Section 6.12 of the PMSC Disclosure Schedule (the “Guarantees”).
(b) Buyer hereby unconditionally and irrevocably agrees to indemnify each of the Stockholders for the Guarantees. Each Stockholder specifically acknowledges and agrees that the indemnity provided under this Section 6.12 shall not apply to any extension or modification of the terms of such Guarantees that occur following the Closing.
(c) Any claim for indemnification under this Section 6.12 must be made by a written notice to Buyer. Such notice shall specify in reasonable detail the particulars of the claim for indemnity and the basis upon which indemnity is claimed. The Stockholders shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification.
6.13 Retention of Records.
Buyer and PMSC agree to (i) retain all books and records in their possession relating to PMSC’s accounting, material legal matters, Tax matters, and other records of operations relating to any period prior to the Closing Date for a period of at least three years after the Closing Date, and (ii) give the Stockholders reasonable written notice prior to transferring, destroying, or discarding any such books and records during the period beginning three years after the Closing Date and ending six years after the Closing Date, and to allow the Stockholders to take possession of such books and records.

ARTICLE VII
CONDITIONS PRECEDENT
7.1 Closing Deliveries of PMSC and Stockholders.
Concurrently with the execution and delivery of this Agreement, PMSC and the Stockholders shall deliver, or cause to be delivered, to Buyer the following items:
(a) Certificates; Books and Records.
PMSC and the Stockholders shall have delivered to Buyer (i) the Certificates duly endorsed in blank, or accompanied by stock powers duly executed by each Stockholder and (ii) all of PMSC’s books and records, including without limitation all minute books, stock books, stock transfer ledgers, employment records and financial and accounting records and files.
(b) Resignations.
Buyer shall have received the written resignations of all of the officers and members of the Board of Directors of PMSC (effective as of Closing).
(c) Consents
Buyer shall have received the consents set forth at Section 3.4(a) of the PMSC Disclosure Schedule, except to the extent waived by Buyer.
(d) Escrow Agreement.
Buyer shall have received a copy of the Escrow Agreement, in the form set forth as Exhibit A hereto, duly executed by PMSC and the Stockholders.
(e) Employment Agreement.
Buyer shall have received a copy of an employment agreement (the “Employment Agreement”) between Buyer and Robert M. Broadwell, Jr., in the form set forth as Exhibit B hereto, duly executed by each party thereto.
(f) Releases.
Buyer shall have received a copy of a release, in the form set forth as Exhibit C, duly executed by each Stockholder.
(g) Lease.
Buyer shall have received a copy of a lease agreement (the “Lease”) for the properties located at 105 Beaufort Street, Chapin, South Carolina and 115 Clark Street, Chapin, South Carolina, in the form set forth as Exhibit D.
(h) Closing Certificate.
PMSC shall have delivered to Buyer a certificate of the President and Secretary of PMSC, dated as of the Closing Date, (i) certifying the resolutions adopted by the Board of Directors of PMSC or a duly authorized committee thereof approving the transactions contemplated by this Agreement, (ii) certifying the versions of the articles of incorporation and bylaws of PMSC in effect as of the Closing Date, (iii) certifying that the all necessary stockholder approvals have been received and (iv) certifying as to the signatures and authority of Persons signing this Agreement and related documents on behalf of PMSC.

(i) Payoff Letter.
Buyer shall have received a payoff letter and appropriate termination statements under the Uniform Commercial Code and other instruments as may be reasonably requested by Buyer to extinguish all indebtedness and all security interests of PMSC related to Dutch Holdings, LLC.
(j) Tax Form.
If requested by Buyer, Buyer shall have received from each Stockholder an IRS Form 8023 and any other analogous or corresponding form required to be filed with any state, local, federal or foreign Governmental Authority to effect the Section 338(h)(10) election.
(k) Good Standing Certificate; Certificates of Authorization.
Buyer shall have received from PMSC a certificate of existence of PMSC issued by the Secretary of State of the State of South Carolina and a certificate of authorization issued by the Secretary of State of each state in which PMSC is qualified to do business as a foreign corporation, in each case dated as of the date hereof or a date reasonably satisfactory to Buyer.
(l) Termination of Shareholder Agreement.
Buyer shall have received evidence satisfactory to Buyer that the Stockholders Agreement dated February 13, 2008 by and among PMSC and the Stockholders has been terminated as of Closing.
(m) Opinion of Counsel.
PMSC shall have delivered to Buyer an opinion of Nexsen Pruet, LLC, counsel for PMSC, dated as of Closing Date, in the form set forth as Exhibit E hereto.
(n) Deed.
PMSC shall have delivered to Buyer a copy of a quitclaim deed (the “Deed”) for the property located at 115 Clark Street, Chapin, South Carolina, pursuant to which such premises shall have been transferred to the Stockholders.
(o) Other Documents.
Buyer shall have received from PMSC and each of the Stockholders such other documents and instruments as Buyer reasonably requests to consummate the transactions contemplated by this Agreement.

7.2 Closing Deliveries of Buyer.
Concurrently with the execution and delivery of this Agreement, Buyer shall deliver, or cause to be delivered, to PMSC and/or the Stockholders the following items:
(a) Purchase Price.
Buyer shall have delivered the Purchase Price to the Stockholders.
(b) Escrow Agreement.
PMSC and the Stockholders shall have received a copy of the Escrow Agreement, in the form set forth as Exhibit A hereto, duly executed by Buyer.
(c) Lease.
The Stockholders shall have received a copy of the Lease for the properties located at 105 Beaufort Street, Chapin, South Carolina and 115 Clark Street, Chapin, South Carolina, in the form set forth as Exhibit D, duly executed by Buyer.
(d) Employment Agreement.
Robert M. Broadwell, Jr. shall have received a copy of the Employment Agreement, in the form set forth as Exhibit B hereto, duly executed by each party thereto.
(e) Closing Certificate.
Buyer shall have delivered to the Stockholders a certificate of the Secretary of Buyer, dated as of the Closing Date, (i) certifying the resolutions adopted by the Board of Directors of Buyer or a duly authorized committee thereof approving the transactions contemplated by this Agreement, (ii) certifying the versions of the articles of incorporation and bylaws of Buyer in effect as of the Closing Date, and (iii) certifying as to the signatures and authority of Persons signing this Agreement and related documents on behalf of Buyer.
(f) Good Standing Certificate.
The Stockholders shall have received from Buyer a certificate of existence of Buyer issued by the Secretary of State of the State of Delaware, dated as of the date hereof or a date reasonably satisfactory to the Stockholders.
(g) Other Documents.
PMSC and the Stockholders shall have received from Buyer such other documents and instruments as PMSC and the Stockholders reasonably requests to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
GENERAL PROVISIONS
8.1 Notices.
All notices, demands and other communications hereunder shall be in writing and shall be delivered personally, by registered or certified mail (return receipt requested) or by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to Buyer, to:
S1 Corporation
705 Westech Drive
Norcross, GA 30092
Attn: Chief Executive Officer
and
S1 Corporation
705 Westech Drive
Norcross, GA 30092
Attn: General Counsel
with a copy (which shall not constitute notice) to:
Hogan & Hartson LLP
Columbia Square
555 Thirteenth Street, N.W.
Washington, DC 20004
Attn: Stuart G. Stein, Esq.
(b)	if to PMSC or the Stockholders, to:
James A. Krakeel
P.O. Box 1059 (29036)
105 Oak Trace Court
Chapin, SC 29036
and
Robert M. Broadwell
816 Old Forge Road
Chapin, SC 29036
with a copy (which shall not constitute notice) to:
Nexsen Pruet, LLC
P.O. Drawer 2426 (29202)
1230 Main Street
Suite 700
Columbia, SC 29201
Attn: G. Marcus Knight

Any notice, demand or other communication given pursuant to the provisions of this Section shall be deemed to have been given on the date actually delivered.
8.2 Interpretation.
When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
8.3 Counterparts.
This Agreement may be executed by facsimile signature in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
8.4 Entire Agreement.
This Agreement (including the disclosure schedules, appendices, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements (other than the Confidentiality Agreement, which shall survive the execution of this Agreement and in accordance with its terms) and understandings, both written and oral, among the parties with respect to the subject matter hereof.
8.5 Governing Law; Consent to Jurisdiction.
This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law rules. Each of the parties consents to and hereby submits to the non-exclusive jurisdiction of any state or federal court located in the State of Georgia for the purpose of any legal or equitable relief arising out of or relating to this Agreement or the transactions contemplated hereby. The non-exclusive venue for any legal or equitable relief arising out of this Agreement or the transactions contemplated hereby shall be the state or federal courts located in the State of Georgia, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
8.6 Severability.
Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.7 Publicity.
The parties will consult with each other, and to the extent reasonably practicable, agree, before issuing any press release with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release prior to such consultation, except as may be required by Law or the NASDAQ Stock Market.
8.8 Assignment; Limitation of Benefits.
Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties, their respective heirs, personal representatives, successors and assigns. This Agreement (including the documents and instruments referred to herein) is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein, express or implied, is intended to confer upon any other Person any legal or equitable right or remedy of any nature.
8.9 Specific Performance.
Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in addition to any other remedy to which they may be entitled, at law or in equity (excluding rescission), subject to the requirements and limitations of Sections 6.4 and 6.5.
8.10 Amendment.
This Agreement may not be amended except by an instrument in writing signed on behalf of Buyer, PMSC and the Stockholders.
8.11 Extension; Waiver.
At any time prior to the Closing, Buyer, to the extent permitted by Law, may (a) extend the time for the performance of any of the obligations or other acts of PMSC or the Stockholders, (b) waive any inaccuracies in the representations and warranties of PMSC or the Stockholders contained herein or in any document delivered pursuant hereto, and (c) waive compliance by PMSC or the Stockholders with any of the agreements or conditions contained herein. At any time prior to the Closing, PMSC and the Stockholders, to the extent permitted by Law, may (a) extend the time for the performance of any of the obligations or other acts of Buyer, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document delivered pursuant hereto, and (c) waive compliance by Buyer with any of the agreements or conditions contained herein. Any agreement on the part of Buyer, PMSC or the Stockholders to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.12 Additional Definitions.
In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.
“$” means United States dollars.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings consistent with the foregoing.
“business day” means any day other than a day on which the Federal Reserve Bank of Atlanta is closed.
“Cause” shall mean if the General Manager (i) is convicted of any felony or any crime involving moral turpitude, dishonesty, or fraud, (ii) is finally removed or suspended from office by any regulatory agency having valid jurisdiction, (iii) breaches any material obligation in this Agreement or any other agreement between him or her and Buyer, (iv) commits any act of fraud, willful misconduct, breach of fiduciary duty, embezzlement, or dishonesty that injures Buyer or damages Buyer’s reputation, (v) fails to correct a material failure to perform, failure to follow a lawful directive of Buyer’s Chief Executive Officer or Board of Directors, or habitual neglect of duty after written notice from Buyer’s Chief Executive Officer or Board of Directors specifying the failure(s) and providing a reasonable opportunity of up to 30 days to cure the failure(s), (vi) breaches any of General Manager’s fiduciary duties to Buyer, engages in willful and material misconduct, or is grossly negligent in a manner that could, in the judgment of Buyer, have a material adverse effect on Buyer, or (vii) discloses or uses confidential or proprietary information of Buyer without authorization, except to the extent permitted by the Employment Agreement.
“Change in Control” means that any of the following events has occurred after the date hereof: (i) any Person together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) becomes the beneficial owner or owners (as defined in Rule 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the outstanding voting capital stock of the subject Person (i.e., Buyer or Closing Date Customer), or otherwise becomes entitled to vote more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of the subject Person; (ii) a consolidation or merger of the subject Person shall have occurred pursuant to which the holders of the subject Person’s voting shares immediately prior to such merger or consolidation would not be the holders, directly or indirectly, immediately after such merger or consolidation of more than 50% of the Voting Power of the entity surviving such transaction; (iii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the subject Person; or (iv) the liquidation or dissolution of the subject Person or the subject Person ceases to do business.
“Code” means the Internal Revenue Code of 1986, as amended.
“Damages” means all claims, damages, losses, liabilities, payments, costs, obligations and expenses (including all legal, accounting and other professional fees and disbursements); provided, however, that Damages shall exclude punitive, consequential and special damages (except to the extent included in damages paid by or on behalf of the indemnified party in respect of any third party claim).
“Division President” means the division president of Buyer to whom the General Manager reports following the Closing Date.

“Environmental Laws” means all applicable Federal, state or local laws, rules, regulations, codes, ordinances, or by-laws of a governmental authority, and any judicial or administrative interpretations thereof, including orders, decrees, judgments, rulings, or directives, that create duties, obligations or liabilities with respect to (a) human health or (b) environmental pollution, impairment or disruption, and including, without limitation, laws governing the existence, use, storage, treatment, discharge, release, containment, transportation, generation, manufacture, refinement, handling, production, disposal, or management of any Hazardous Materials, or otherwise regulating or providing for the protection of the environment and further including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Pollution Prevention Act (42 U.S.C. § 13101 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§201, 300f), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq. ), and similar state and local statutes, and all regulations adopted pursuant thereto.
“General Manager” means the general manager of PMSC after the Closing Date.
“Hazardous Material” means (a) any “hazardous material”, “hazardous substance”, “hazardous waste”, “oil”, “regulated substance”, “chemical substance” or words of similar import listed, regulated or defined under any of the Environmental Laws, (b) asbestos in any form, (c) urea formaldehyde foam insulation, (d) polychlorinated biphenyls, (e) radon gas, (f) flammable explosives, (g) radioactive materials, (h) any chemical, contaminant, solvent, material, pollutant or substance that may be dangerous or detrimental to the property, the environment or the health and safety of employees or other occupants of the property, and (i) any substance, the generation, storage, transportation, utilization, disposal, management, release or location of which, on, under or from the property is prohibited or otherwise regulated or may result in liability pursuant to any of the Environmental Laws.
“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (other than for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.
“knowledge” or “know” means with respect to a party hereto, with respect to a matter in question, that such party, or the directors, executive officers or senior management of such party if such party is a corporation or other entity, has actual knowledge of such matter, after conducting a reasonable inquiry.
“Laws” means any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.
“Material Adverse Effect” means, with respect to PMSC, a condition, event, change or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect upon the business, property, assets, liabilities, results of operations, condition (financial or otherwise), securities, employee or customer relations of such party or on the ability of such party to consummate the transactions contemplated by this Agreement, including, without limitation, the occurrence of deficiencies in PMSC’s internal control over financial reporting.
“OCBOA” means “Other Comprehensive Basis of Accounting.”

“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date.
“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials into or upon the environment, including the indoor or outdoor air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.
“Remediation” means any investigation, clean-up, abatement, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.
“Source Code” means computer software that may be displayed or printed in human readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.
[Signature Page Follows]

IN WITNESS WHEREOF, this Stock Purchase Agreement is executed and delivered by or on behalf of each of the parties to be legally binding and effective as of the date first written above.

S1 CORPORATION
By:	/s/ Johann J. Dreyer
	Name:	Johann J. Dreyer
Title Chief Executive Officer

PM SYSTEMS CORPORATION
By:	/s/ James A. Krakeel
	Name:	James A. Krakeel
	Title:	President

STOCKHOLDERS
/s/ Robert M. Broadwell, Jr.
Robert M. Broadwell, Jr.

/s/ James A. Krakeel
James A. Krakeel

STOCK PURCHASE AGREEMENT
By and Among
S1 CORPORATION,
PM SYSTEMS CORPORATION
AND
THE STOCKHOLDERS NAMED THEREIN
Dated as of March 4, 2010

Appendix A

Name	Shares to be Sold	Price Per Share	Purchase Price
Robert M. Broadwell, Jr.	50,000	$300.00	$15,000,000.00

James A. Krakeel	50,000	$300.00	$15,000,000.00

TOTAL	100,000	$300.00	$30,000,000.00

Exhibit A
Escrow Agreement

Exhibit B
Employment Agreement

Exhibit C
Release

Exhibit D
Lease

Exhibit E
Opinion of Counsel